Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

BCB BANCORP, INC.

Pursuant to the provisions of Section 14A:7-2(4) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of Incorporation:

FIRST: That the name of the corporation is BCB BANCORP, INC.

SECOND: That the following resolution was duly adopted by the board of directors (the “Board of Directors”) of BCB Bancorp, Inc., a New Jersey corporation (hereinafter called the “Corporation”), at a meeting duly convened and held on September 20, 2023, at which a quorum was present and acting throughout:

NOW, THEREFORE, BE IT RESOLVED: That pursuant to the authority vested in the Board of Directors of the corporation by the Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of the Preferred Stock of the Corporation (the “Preferred Stock”) and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series of Preferred Stock as follows:

Section 1. Designation and Amount.

The shares of such series shall be designated as “Series J Noncumulative Perpetual Preferred Stock,” par value $0.01 per share (the “Series J Preferred Stock”), and the number of shares constituting the Series J Preferred Stock shall be 4,000. The shares of Series J Preferred Stock shall have a designated face value of $10,000.00. The Series J Preferred Stock shall be perpetual, with no maturity date.

Section 2. Dividends and Distributions.

(a) Dividends when and if declared will be paid quarterly in arrears (based upon March 31, June 30, September 30 and December 31 quarters) on or about April 15, July 15, October 15 and January 15. Dividends will be paid on a pro rata basis based upon a 360-day year from the date of the completion of the offering or portion thereof.

(b) Dividends will be discretionary and non-cumulative.

(c) So long as any share of Series J Preferred Stock and any other stock of the Company ranking equally with the Series J Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on any series of preferred stock or any class of capital stock of the Company ranking, as to dividends, junior to this Series J Preferred Stock (other than dividends payable solely in shares of common stock) unless full dividends on all outstanding shares of Series J Preferred Stock for the most recently completed quarter have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series J Preferred Stock on the applicable record date).

Section 3. Voting Rights.

The Series J Preferred Stock shall not have any voting rights, provided that holders of the Series J Preferred Stock shall vote as a separate class on any proposal which would revise the terms of the Series J Preferred Stock, or any other matter specifically provided by law.

Section 4. Reacquired Shares.

Any shares of Series J Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.

Section 5. Liquidation, Dissolution, or Winding Up.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series J Preferred Stock shall be entitled to receive for each share of Series J Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of the Common Stock and any other stock of the Corporation ranking junior to the Series J Preferred Stock, payment in full in an amount equal to the sum of: (i) the Series J designated face value (as set forth in Section 1 above) and, (ii) the amount of any declared and unpaid dividend on each such share (such amounts collectively, the “Series J Liquidation Preference”). The Series J Liquidation Preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series J Preferred Stock immediately prior to such event is the same immediately after giving effect to such event.

(b) If, in any distribution described in Section 5(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series J Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with Series J Preferred Stock as to such distribution, holders of Series J Preferred Stock and the holders of such other stock of the Corporation ranking equally with Series J Preferred Stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) If the Series J Liquidation Preference has been paid in full to all holders of Series J Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with Series J Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series J Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption Feature.

Shares of Series J Preferred Stock may not be redeemed until after the fifth anniversary of the date of issuance of such Series J Preferred Stock (as applicable, the “Issue Date”). After the fifth anniversary of the Issue Date, the Corporation may redeem shares of Series J Preferred Stock (in whole or in part) at its option, at the face value of $10,000.00 per share plus any declared and unpaid dividends thereon to, but not including, the date fixed for redemption. To the extent required by applicable Federal regulations, any such redemption shall require the prior approval of the Federal Reserve Board.

Section 7. Rank.

The Series J Preferred Stock will rank: (a) senior to the Common Stock, and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (b) and (c) of this Section 7; (b) on parity with the Series H 3.5% Noncumulative Perpetual Preferred Stock, the Series I Noncumulative Perpetual Preferred Stock, and all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the

Series J Preferred Stock; (c) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series J Preferred Stock; and (d) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation. The term “equity securities” shall not include convertible debt securities.

THIRD: That the Restated Certificate of Incorporation of the Corporation is amended to include a new Article V, Part (L) Series J Noncumulative Perpetual Preferred Stock, so that the designation and number of shares of Series J Preferred Stock, acted upon in the foregoing resolution, and the relative rights, preferences and limitations of the Series J Preferred Stock, are as stated in the foregoing resolution.

IN WITNESS WHEREOF, BCB Bancorp, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer, this 14th day of December, 2023.

BCB BANCORP, INC.

By:	/s/ Ryan Blake
Ryan Blake
Chief Operating Officer

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